OCI Partners LP Announces Expiration of OCI N.V. Tender Offer

Nederland, Texas, July 4, 2018 — OCI Partners LP (NYSE: OCIP) (“OCIP” or the “Partnership”), today announced that as of 5:00 p.m. Eastern Time, on July 3, 2018 (the “Expiration Time”), 9,290,248 common units representing limited partner interests in the Partnership (“Common Units”), including those Common Units delivered through notices of guaranteed delivery, were validly tendered and accepted for purchase by OCIP Holding II LLC (“Holding”), an indirect wholly owned subsidiary of OCI N.V. (Euronext: OCI) (together with Holding, “OCI”), in OCI’s previously announced tender offer (the “Offer”). Upon purchase of the tendered Common Units, OCI will own 86,064,387 Common Units, representing 98.93% of the outstanding OCIP Common Units.

The number of Common Units validly tendered prior to the Expiration Time satisfies the condition that, following the closing of the Offer, OCI and its affiliates own at least 78,297,832 Common Units, representing greater than 90% of the outstanding OCIP Common Units. Pursuant to Section 15.1 of the First Amended and Restated Agreement of Limited Partnership of OCIP (the “Partnership Agreement”), OCI intends to exercise the right, assigned to Holding by the general partner of OCIP, to purchase all of the remaining Common Units that were not tendered in the Offer and remain outstanding on July 3, 2018 (the “Buyout”). A notice of election to purchase such Common Units, pursuant to Section 15.1(b) of the Partnership Agreement, will be mailed to each unitholder of record who did not tender its Common Units in the Offer, and such holder will receive, for each Common Unit, $11.50 in cash, which represents the price paid by OCI for the Common Units in the Offer.

Upon the exercise of the Buyout, OCI will own all of the economic interests of the Partnership and will be entitled to all of the benefits resulting from those interests. In addition, on or around July 16, 2018, the Common Units will cease to be listed on the New York Stock Exchange or publicly traded.

Important Information

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell securities. Holders of Common Units are advised to read OCI’s combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3, as amended, OCI’s Offer to Purchase, as amended, the Partnership's Solicitation/Recommendation Statement on Schedule 14D-9, the Partnership's Transaction Statement on Schedule 13E-3, as amended, and other documents relating to the tender offer that have been or will be filed with the Securities and Exchange Commission (the "SEC") because they contain important information. Unitholders may also obtain copies of the offer to purchase and related materials, when and as filed with the SEC, without charge from OCI, by written or oral request directed to Georgeson LLC, at (888) 566-3252, or from the Dealer Manager for the Offer, J.P. Morgan Securities LLC, toll-free at (877) 371-5947 or direct at (212) 622-4401.

About OCI Partners LP

OCI Partners LP owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. OCIP is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Contacts:
Hans Zayed
Director of Investor Relations
Phone: +1 917-817-5159
hans.zayed@oci.nl

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